Schedule 7

CINERGY CORP.
BUSINESS SEGMENT SUMMARY INFORMATION
For the Year to Date September 30
(unaudited)
(dollars in thousands, except per share amounts)

	2005	2004
Regulated Businesses

Net Income	$216,389	$173,219

Earnings Per Share - diluted	$1.09	$0.95

Operational Statistics:
Electric Retail MWh Sales and Transportation	41,358,027	40,109,527
Gas Retail Mcf Sales and Transportation	61,045,885	64,817,735
Electric Customers (End of Period)	1,565,743	1,547,420
Gas Customers (End of Period)	507,069	501,361

Commercial Businesses

Net Income	$90,277	$121,378

Earnings Per Share - diluted	$0.45	$0.66

Operational Statistics:
Electricity Trading Volumes (MWhs)	151,022,248	136,367,693
Physical and Financial Gas Trading (Bcf/d)	53.6	50.8

Power Technology & Infrastructure Services

Net Income	$(6,665)	$(40,155)

Earnings Per Share - diluted	$(0.03)	$(0.22)

For 2004, the Regulated and Commercial segments have each been restated from prior presentations to reflect the reclassification of PSI’s off-system sales from the Commercial Businesses to the Regulated Businesses.